Exhibit 99.1

CONTACT:	FELDMAN MALL PROPERTIES, INC.
Larry Feldman
Chairman & Chief Executive Officer
-or-
Thomas E. Wirth
EVP & Chief Financial Officer (516) 684-1239

FINANCIAL RELATIONS BOARD
Scott Eckstein
(212) 827-3766
seckstein@frbir.com
FELDMAN MALL PROPERTIES, INC. ANNOUNCES OFFERING
OF UP TO $50 MILLION OF CONVERTIBLE PREFERRED SHARES
GREAT NECK, NY — April 16, 2007 — Feldman Mall Properties, Inc. (NYSE: FMP) announced today that the Company intends to issue up to $50 million of convertible preferred stock through the private placement of 2,000,000 shares of 6.85% Series A Cumulative Convertible Preferred Shares to Inland American Real Estate Trust, Inc., a public non-listed REIT sponsored by an affiliate of the Inland Real Estate Group of Companies. The agreement requires that the Company will issue $15 million in preferred stock on or before April 30th, 2007. The Company is required to issue a total of $50 million by the end of the 12th month following the close of this transaction.
Under the terms of this transaction, and in accordance with New York Stock Exchange rules, the Company will seek shareholder approval to permit conversion of the preferred shares into common stock. Assuming an affirmative vote of Company shareholders, Inland American Real Estate Trust will have the option after June 30, 2009 to convert some or all of its outstanding preferred shares. Each preferred share is being issued at a price of $25.00 per share and, assuming an affirmative vote of Company shareholders, will be convertible, in whole or in part, at a conversion ratio of 1.77305 common shares to preferred shares. This conversion ratio is based upon a common share price of $14.10 per share.
Feldman Mall Properties intends to utilize the net proceeds from the offering to provide capital for the Company’s redevelopment of its malls assets, to repay borrowings under its lines of credit and for general corporate purposes.
Appointment of New Board Member
In connection with the Inland transaction, the Company is also announcing the addition of Mr. Thomas H. McAuley to its board of directors, effective upon the first issuance of preferred shares. Mr. Thomas H. McAuley, age 61, has been a Director of Inland Real Estate Corp since 2004. Mr. McAuley is also currently the president of Inland Capital Markets Group, Inc., which is an advisor on real estate investments, including public REITS to various entities within The Inland Real Estate Group of Companies, Inc.

Feldman Mall Properties

Mr. McAuley was the former chairman & CEO of IRT Property Company, an Atlanta-based REIT that was traded on the New York Stock Exchange. IRT was an owner and developer of shopping centers and was sold to Equity One, another shopping center REIT in 2003.
Prior to joining IRT in 1995, Mr. McAuley was a regional partner with Faison and Associates, a real estate management and development company, which was the successor by purchase of Ewing Southeast Realty where Mr. McAuley served as chairman and chief executive officer from 1988 to 1993.
Mr. McAuley is also currently director of RBC Centura Card Bank, Gulf States Paper Company and Bank of Atlanta and is a member of the International Council of Shopping Centers, the National Association of Real Estate Investment Trusts and the National Association of Corporate Directors.
Larry Feldman stated, “We’re delighted to have Tom join our board. Tom brings a wealth of knowledge of the U.S. retail shopping center market and the REIT industry. Tom’s experience as a CEO of another public REIT also provides a unique depth of understanding in order to help guide me and the Company.”
In connection with the transaction, Friedman, Billings, Ramsey & Co., Inc. acted as financial advisor to the Company.
The securities offered in the private placement have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This press release is issued pursuant to Rule 135c of the Securities Act of 1933 and does not constitute an offer to sell, or the solicitation of an offer to buy, the securities nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Feldman Mall Properties
Feldman Mall Properties, Inc. is a real estate investment trust, or REIT, that acquires, owns and repositions enclosed regional shopping malls. The Company’s portfolio consists of seven regional malls aggregating approximately seven million square feet. Feldman Mall Properties, Inc. is the only publicly held REIT that specializes exclusively in the renovation and repositioning of enclosed regional shopping malls. Feldman Mall Properties’ investment strategy is to opportunistically acquire underperforming malls. The Company’s goal is to transform all of its malls into physically attractive and profitable Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales. For more information regarding Feldman Mall Properties, Inc., visit the Company’s website at www.feldmanmall.com.
About Inland American Real Estate Trust
Inland American Real Estate Trust, Inc. is a real estate investment trust focused on the acquisition and ownership of a diversified portfolio, including retail, office, multi-family and industrial properties within the United States and Canada, either directly, or by acquiring REITs or other “real estate operating companies”. Inland American is one of four REITs that are, or have been, sponsored by

Feldman Mall Properties

affiliates of The Inland Real Estate Group of Companies, Inc. For further information regarding Inland American Real Estate Trust, Inc., please refer to the company website at www.inland-american.com.
Inland Capital Markets Group, Inc., headquartered in Atlanta, Georgia, is part of The Inland Real Estate Group of Companies, Inc. Inland Capital Markets identifies, analyzes, and provides advice to various entities relating to real estate development and asset based corporate acquisitions, as well as equity investments for The Inland Real Estate Group of Companies, Inc.
Forward-Looking Information
This press release contains forward-looking statements that involve risks and uncertainties regarding various matters, including without limitation the success of our business strategy, including our acquisition, renovation and repositioning plans; our ability to close pending acquisitions and the timing of those acquisitions; our ability to obtain required financing; our understanding of our competition; market trends; our ability to implement our repositioning plans on time and within our budgets; projected capital and renovation expenditures; demand for shop space and the success of our lease-up plans; availability and creditworthiness of current and prospective tenants; and lease rates and terms. The forward-looking statements are based on our assumptions and current expectations of future performance. These assumptions and expectations may be inaccurate or may change as a result of many possible events or factors, not all of which are known to us. If there is any inaccuracy or change, actual results may vary materially from our forward-looking statements.
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